Exhibit 99.1

QTS REPORTS SECOND QUARTER 2017 OPERATING RESULTS

OVERLAND PARK, Kan. – July 25, 2017  – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the second quarter ended June 30, 2017.

Second Quarter Highlights

•

Reported net income of $4.6 million in the second quarter of 2017, a decrease of 20.6% compared to the second quarter of 2016. Net income was $0.08 per basic and diluted share for the second quarter of 2017, compared to net income per basic and diluted share of $0.11 and $0.10, respectively, for the second quarter of 2016.

•

Reported Operating FFO of $35.0 million in the second quarter of 2017, an increase of 0.5%  compared to Operating FFO of $34.9 million in the second quarter of 2016. Operating FFO in the second quarter of 2017 and 2016 included a non-cash deferred tax benefit of $1.4 million and $1.3 million, respectively. Operating FFO for the second quarter of 2017 on a fully diluted per share basis was $0.63 per share, consistent with Operating FFO per fully diluted share in the second quarter of 2016 of $0.63.

•

Reported FFO of $34.9 million in the second quarter of 2017, an increase of 8.3% compared to FFO of $32.2 million in the second quarter of 2016. On a fully diluted per share basis, FFO was $0.63 per share for the second quarter of 2017 compared to $0.58 per share for the second quarter of 2016,  an increase of 8.5%.

•	Reported Adjusted EBITDA of $49.2 million in the second quarter of 2017, an increase of 8.0% compared to the second quarter of 2016.

•	Reported NOI of $68.1 million in the second quarter of 2017, an increase of 6.3% compared to the second quarter of 2016.

•	Reported total revenues of $107.9 million recognized in the second quarter of 2017, an increase of 9.3% compared to the second quarter of 2016.

•

Signed new and modified renewal leases aggregating to $13.3 million of incremental annualized rent, net of downgrades, during the second quarter of 2017, an increase of 21.7% compared to the prior four quarter average.

“The second quarter represents another strong performance from QTS and we are encouraged by the trends we are seeing in our business across leasing volume, financial performance and pricing on new leases and renewals,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We remain focused on building strength and capacity within QTS to continue to deliver valuable solutions for larger C1-hyperscale customers while executing on the strong growth opportunity with our C2 and C3 customers enabling their diverse hybrid IT strategies.”

3
1 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

Financial Results

Net income in the second quarter of 2017 was $4.6 million  ($0.08 per basic and diluted share), which included approximately $0.2 million of transaction and integration costs and $1.4 million of income tax benefit, compared to net income of $5.8 million ($0.11 and $0.10 per basic and diluted share, respectively) recognized in the second quarter of 2016, which included approximately $3.8 million of transaction and integration costs and $2.5 million of income tax benefit.

QTS generated Operating FFO of $35.0 million, or $0.63 per fully diluted share, in the second quarter of 2017, which includes a non-cash tax benefit of approximately $1.4 million, compared to Operating FFO of $34.9 million, or $0.63 per fully diluted share, for the second quarter of 2016, which included a non-cash tax benefit of approximately $1.3 million. Operating FFO for the second quarter of 2017 represents an increase of approximately 0.5%  compared to the prior year.

Additionally, QTS generated $49.2 million of Adjusted EBITDA in the second quarter of 2017, an increase of 8.0% compared to $45.6 million for the second quarter of 2016.

QTS generated total revenues of $107.9 million in the second quarter of 2017, an increase of 9.3% compared to $98.7 million in the second quarter of 2016. MRR as of June 30, 2017 was $31.7 million, an increase of 9.8% compared to MRR as of June 30, 2016 of $28.9 million.

Leasing Activity

During the second quarter of 2017, QTS entered into new and modified customer leases representing approximately $13.3 million of incremental annualized rent, net of downgrades, which was 22% higher than the prior four quarter average. Pricing on new and modified leases signed during the quarter of $1,018 per square foot was 45% higher than the prior four quarter average of $704 per square foot, primarily driven by strong C2/C3 leasing volume and higher pricing across both C1 and C2/C3 categories, which increased by 17% and 33%, respectively, compared to their respective prior four quarter averages.

During the second quarter of 2017, QTS renewed leases with a total annualized rent of $18.8 million at an average rent per square foot of $1,077, which was 1.0% higher than the annualized rent prior to their respective renewals. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low to mid-single digits. Rental churn (which the Company defines as MRR lost in the period to a customer intending to fully exit the QTS platform in the near term compared to total MRR at the beginning of the period) was 1.0% for the second quarter of 2017. Rental churn was 4.3% for the six months ended June 30, 2017, the majority of which was the result of a single customer termination in the first quarter of 2017 at one of the Company’s leased facilities in Northern Virginia which was disclosed in prior quarters. Excluding this customer termination, rental churn for the six months ended June 30, 2017 would be 1.7%.

During the second quarter of 2017, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $34.8 million of annualized rent at $778 per square foot. Average pricing on QTS commenced leases during the second quarter of 2017 increased 51% compared to the prior four quarter average primarily due to a larger mix of C2/C3 commencements which tend to have a higher rate per square foot in comparison to C1 deals.

As of June 30, 2017, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of June 30, 2017) was approximately $3.3 million, or $39.7 million of annualized rent, and compares to $41.9 million of annualized rent at March 31, 2017. The booked-not-billed balance is expected to contribute an incremental $8.3 million to revenue in 2017 (representing $23.7 million in annualized revenues), an incremental $3.9 million in 2018 (representing $6.1 million in annualized revenues), and an incremental $9.8 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the second quarter of 2017, the Company brought online approximately 6 megawatts of gross power and approximately 19,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital

3
2 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

at an aggregate cost of approximately $55 million. In addition, during the second quarter of 2017, the Company continued redevelopment of the Atlanta-Metro, Irving, Chicago, Piscataway, Fort Worth, Santa Clara and certain Leased Facilities to have space ready for customers later in 2017 and forward.  The Company expects to bring an additional 103,000 raised floor NRSF into service in the remaining quarters of 2017 at an aggregate cost of approximately $153 million.

Balance Sheet and Liquidity

As of June 30, 2017, the Company’s total debt balance net of cash and cash equivalents was $1,039.5 million, resulting in a net debt to last quarter annualized Adjusted EBITDA of 5.3x. This ratio is consistent with the 5.3x net debt to annualized Adjusted EBITDA reported in the first quarter of 2017 and remains in line with company expectations. The Company’s booked-not-billed backlog of $39.7 million in annualized rent will continue to provide enhanced visibility in 2017 and beyond.

In March 2017, the Company established an “at-the-market” (“ATM”) equity offering program pursuant to which the Company may issue, from time to time, up to $300 million of its Class A common stock. Pursuant to this ATM program, during the three months ended June 30, 2017, the Company issued approximately 746,000 shares of QTS’ Class A common stock at a weighted average price of $53.60 per share which generated net proceeds of approximately $39.4 million.

On April 5, 2017, QTS entered into interest rate swaps relating to $400 million of the Company’s term loan borrowings. These swaps will effectively convert floating rate debt to fixed rate debt with an interest rate of approximately 3.5% starting on January 2, 2018 through the maturity of their respective term loans. Due to the effect of these swaps, as of June 30, 2017 approximately 68% of the Company’s outstanding debt will carry a fixed interest rate beginning in 2018.

As of June 30, 2017, the Company had total available liquidity of approximately $495 million which was comprised of $452 million of available capacity under the Company’s unsecured revolving credit facility and approximately $43 million of cash and cash equivalents.

2017 Guidance

The Company is expecting 2017 year-over-year revenue growth to be at the low end of its previously provided range of 11 - 13%, due to lower than expected utility recovery revenue, which passes through directly to lower operating costs, as well as lighter leasing volume earlier in the year. However, given that utility recovery revenue correlates directly to cost savings, as well as continued cost efficiencies in the business, the Company is reaffirming its 2017 adjusted EBITDA guidance of $203.0 million to $211.0 million. In addition, the Company is raising its guidance for Operating FFO and Operating FFO per share. The Company now expects Operating FFO of $152.0 million to $158.0 million and Operating FFO per share of $2.66 to $2.78, which reflects an estimated non-cash tax benefit in excess of $4 million recognized in 2017. The Company is maintaining its guidance for expected churn at the high end of its historical average of 5-8%. The Company is maintaining its guidance for Capital Expenditures, excluding acquisitions, of approximately $325.0 million to $375.0 million.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of non-GAAP financial measures provide meaningful supplemental information to both management and investors that is indicative of the Company’s operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Conference Call Details

The Company will host a conference call and webcast on July  26, 2017, at 8:30 a.m. Eastern time (7:30 a.m. Central time) to discuss its financial results, current business trends and market conditions.

3
3 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 6442668# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS’ Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 25 data centers and supports more than 1,100 customers in North America, Europe and Asia.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning

Jeff Berson – Chief Financial Officer

William Schafer – Executive Vice President – Finance and Accounting

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You also can identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. Any forward-looking statement speaks only as of the date on which it was made. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and other periodic reports the Company files with the Securities and Exchange Commission.

3
4 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Balance Sheets

(in thousands except share data)

	June 30,	December 31,
	2017	2016 (1)
	(unaudited)
ASSETS
Real Estate Assets
Land	$86,192	$74,130
Buildings, improvements and equipment	1,625,254	1,524,767
Less: Accumulated depreciation	(354,522)	(317,834)
	1,356,924	1,281,063
Construction in progress	363,449	365,960
Real Estate Assets, net	1,720,373	1,647,023
Cash and cash equivalents	42,604	9,580
Rents and other receivables, net	44,033	41,540
Acquired intangibles, net	119,384	129,754
Deferred costs, net (2) (3)	38,152	38,507
Prepaid expenses	8,875	6,918
Goodwill	173,843	173,843
Other assets, net (4)	59,119	39,305
TOTAL ASSETS	$2,206,383	$2,086,470

LIABILITIES
Unsecured credit facility, net (3)	$744,307	$634,939
Senior notes, net of discount and debt issuance costs (3)	292,858	292,179
Capital lease, lease financing obligations and mortgage notes payable	34,059	38,708
Accounts payable and accrued liabilities	84,052	86,129
Dividends and distributions payable	21,606	19,634
Advance rents, security deposits and other liabilities	31,505	24,893
Deferred income taxes	12,207	15,185
Deferred income	23,433	21,993
TOTAL LIABILITIES	1,244,027	1,133,660

EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 48,812,009 and 47,831,250 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	488	478
Additional paid-in capital	970,811	931,783
Accumulated dividends in excess of earnings	(126,331)	(97,793)
Total stockholders’ equity	844,968	834,468
Noncontrolling interests	117,388	118,342
TOTAL EQUITY	962,356	952,810
TOTAL LIABILITIES AND EQUITY	$2,206,383	$2,086,470

(1)

The balance sheet at December 31, 2016, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

(2)

As of June 30, 2017 and December 31, 2016, deferred costs, net included $6.1 million and $7.0 million of net deferred financing costs related to the revolving portion of the Company’s unsecured credit facility, respectively, and $32.0 million and $31.5 million of deferred leasing costs net of amortization, respectively.

(3)

Debt issuance costs, net related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $9.2 million and $10.1 million at June 30, 2017 and December 31, 2016, respectively, have been netted against the related debt liability line items for both periods presented.

(4)

As of June 30, 2017 and December 31, 2016, other assets, net included $50.9 million and $31.7 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets. During the quarter ended June 30, 2017, fixed assets and the associated accumulated depreciation related to the Duluth, GA facility aggregating to $10.6 million were moved from Real Estate Assets, net to Other assets, net as the facility was transitioned to corporate office space.

3
5 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

Consolidated Statements of Operations

(unaudited and in thousands except share and per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
Revenues:
Rental	$80,793	$79,117	$71,670	$159,910	$140,096
Recoveries from customers	8,774	8,361	6,168	17,135	11,603
Cloud and managed services	16,856	16,965	17,015	33,821	35,905
Other (1)	1,445	1,521	3,834	2,966	5,851
Total revenues	107,868	105,964	98,687	213,832	193,455
Operating expenses:
Property operating costs	36,846	35,421	32,646	72,267	64,427
Real estate taxes and insurance	2,946	3,147	2,020	6,093	3,760
Depreciation and amortization	34,527	33,948	30,355	68,475	58,994
General and administrative (2)	22,562	22,197	21,608	44,759	41,894
Transaction and integration costs (3)	161	336	3,833	497	5,920
Total operating expenses	97,042	95,049	90,462	192,091	174,995

Operating income	10,826	10,915	8,225	21,741	18,460

Other income and expense:
Interest income	-	1	2	1	2
Interest expense	(7,647)	(6,869)	(4,874)	(14,516)	(10,855)
Income before taxes	3,179	4,047	3,353	7,226	7,607
Tax benefit of taxable REIT subsidiaries (4)	1,429	1,521	2,454	2,950	5,059
Net income	4,608	5,568	5,807	10,176	12,666
Net income attributable to noncontrolling interests (5)	(568)	(691)	(707)	(1,259)	(1,677)
Net income attributable to QTS Realty Trust, Inc.	$4,040	$4,877	$5,100	$8,917	$10,989

Net income per share attributable to common shares:
Basic	$0.08	$0.10	$0.11	$0.18	$0.25
Diluted	0.08	0.10	0.10	0.17	0.24

Weighted average common shares outstanding:
Basic	47,666,086	47,908,709	47,783,093	47,561,507	44,537,769
Diluted	55,458,429	55,620,260	55,574,545	55,336,062	52,274,198

(1)

Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other revenue items. Straight line rent was $0.9 million, $1.5 million and $3.5 million for the three months ended June 30, 2017,  March 31, 2017 and June 30, 2016, respectively. Straight line rent was $2.4 million and $5.4 million for the six months ended June 30, 2017 and 2016, respectively.

(2)

General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 20.9%,  20.9%, and 21.9% of total revenues for the three month periods ended June 30, 2017,  March 31, 2017 and June 30, 2016, respectively. General and administrative expenses were 20.9% and 21.7% of total revenues for the six months ended June 30, 2017 and 2016, respectively.

(3)

Transaction and integration costs – For the three month periods ended June 30, 2017,  March 31, 2017 and June 30, 2016, the Company recognized $0.1 million,  $0.1 million and $0.8 million, respectively, in transaction costs related to the examination of actual and potential acquisitions. Transaction costs were $0.2 million and $0.8 million for the six months ended June 30, 2017 and 2016, respectively. The Company also recognized less than $0.1 million, $0.3 million and $3.0 million in integration costs for the three month periods ended June 30, 2017,  March 31, 2017 and June 30, 2016, respectively. Integration costs include various costs to integrate QTS and acquired businesses (including consulting fees, costs to consolidate office space and costs which were previously duplicated) as well as accelerated depreciation of certain software following acquisition. Integration costs were $0.3 million and $5.1 million for the six months ended June 30, 2017 and 2016, respectively.

(4)

Tax benefit of taxable REIT subsidiaries – For the three months ended June 30, 2017,  March 31, 2017 and June 30, 2016, the Company recorded an approximate $1.4 million, $1.5 million and $2.5 million non-cash deferred tax benefit, respectively, related to operating losses which include certain transaction and integration costs. The Company recorded $3.0 million and $5.1 million in non-cash deferred tax benefits for the six months ended June 30, 2017 and 2016, respectively.

(5)	Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 12.2% and 12.4% as of June 30, 2017 and 2016, respectively.

3
6 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands except per share data)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate-related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation. Operating FFO and Adjusted Operating FFO are non-GAAP measures that are used as supplemental operating measures and to provide additional information to users of the financial statements.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
FFO
Net income	$4,608	$5,568	$5,807	$10,176	$12,666
Real estate depreciation and amortization	30,275	29,504	26,409	59,779	51,278
FFO	34,883	35,072	32,216	69,955	63,944

Integration costs	18	272	3,026	291	5,079
Transaction costs	143	64	807	206	841
Tax benefit associated with transaction and integration costs	-	-	(1,183)	-	(1,931)
Operating FFO *	35,044	35,408	34,866	70,452	67,933

Maintenance Capex	(1,172)	(796)	(380)	(1,968)	(715)
Leasing commissions paid	(4,055)	(4,169)	(3,388)	(8,224)	(9,195)
Amortization of deferred financing costs and bond discount	971	980	877	1,951	1,754
Non real estate depreciation and amortization	4,254	4,443	3,946	8,697	7,716
Straight line rent revenue and expense and other	(637)	(1,127)	(3,243)	(1,764)	(4,853)
Tax benefit from operating results	(1,429)	(1,521)	(1,271)	(2,950)	(3,128)
Equity-based compensation expense	3,732	3,082	3,200	6,814	5,250
Adjusted Operating FFO *	$36,708	$36,300	$34,607	$73,008	$64,762

Fully diluted weighted average shares	55,458	55,620	55,575	55,336	52,274
Operating FFO per diluted share	$0.63	$0.64	$0.63	$1.27	$1.30

*

The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

3
7 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) (computed in accordance with GAAP) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating performance between periods and between REITs. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
EBITDA and Adjusted EBITDA
Net income	$4,608	$5,568	$5,807	$10,176	$12,666
Interest expense	7,647	6,869	4,874	14,516	10,855
Interest income	-	(1)	(2)	(1)	(2)
Tax benefit of taxable REIT subsidiaries	(1,429)	(1,521)	(2,454)	(2,950)	(5,059)
Depreciation and amortization	34,527	33,948	30,355	68,475	58,994
EBITDA	45,353	44,863	38,580	90,216	77,454

Equity-based compensation expense	3,732	3,082	3,200	6,814	5,250
Integration costs	18	272	3,026	291	5,079
Transaction costs	143	64	807	206	841
Adjusted EBITDA	$49,246	$48,281	$45,613	$97,527	$88,624

3
8 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss) (computed in accordance with GAAP), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. Management uses NOI as a supplemental performance measure because it provides a useful measure of the operating results from its customer leases. In addition, management believes it is useful to investors in evaluating and comparing the operating performance of its properties and to compute the fair value of its properties. The Company’s NOI may not be comparable to other REITs’ NOI as other REITs may not calculate NOI in the same manner. NOI should be considered only as a supplement to net income as a measure of the Company’s performance and should not be used as a measure of results of operations or liquidity or as an indication of funds available to meet cash needs, including the ability to make distributions to stockholders. NOI is a measure of the operating performance of the Company’s properties and not of the Company’s performance as a whole. NOI is therefore not a substitute for net income as computed in accordance with GAAP. A reconciliation of net income to NOI is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
Net Operating Income (NOI)
Net income	$4,608	$5,568	$5,807	$10,176	$12,666
Interest expense	7,647	6,869	4,874	14,516	10,855
Interest income	-	(1)	(2)	(1)	(2)
Depreciation and amortization	34,527	33,948	30,355	68,475	58,994
Tax benefit of taxable REIT subsidiaries	(1,429)	(1,521)	(2,454)	(2,950)	(5,059)
Integration costs	18	272	3,026	291	5,079
Transaction costs	143	64	807	206	841
General and administrative expenses	22,562	22,197	21,608	44,759	41,894
NOI (1)	$68,076	$67,396	$64,021	$135,472	$125,268
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,704	$20,511	$20,885	$41,215	$40,857
Atlanta-Suwanee data center	11,423	11,958	11,272	23,381	22,772
Leased data centers (2)	8,408	9,010	10,574	17,418	22,383
Richmond data center	8,389	8,230	7,976	16,619	14,578
Irving data center	8,057	6,440	3,914	14,497	6,538
Santa Clara data center	2,705	3,279	3,653	5,984	7,417
Piscataway data center	2,279	2,403	670	4,682	670
Princeton data center	2,393	2,399	2,356	4,792	4,712
Sacramento data center	1,778	1,837	2,140	3,615	4,062
Chicago data center	1,275	647	-	1,922	-
Fort Worth data center	75	106		181	-
Other facilities (3)	590	576	581	1,166	1,279
NOI (1)	$68,076	$67,396	$64,021	$135,472	$125,268

(1)

Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue.  These allocated charges aggregated to $5.3 million, $5.2 million and $5.1 million for the three month periods ended June 30, 2017,  March 31, 2017 and June 30, 2016, respectively, and $10.5 million and $10.1 million for the six month periods ended June 30, 2017 and 2016, respectively.

(2)

Includes 13 facilities. All facilities are leased, including those subject to capital leases. During the quarter ended March 31, 2017, the Company moved its Jersey City, NJ facility to the “Leased data centers” line item.

(3)	Consists of Miami, FL; Lenexa, KS; Overland Park, KS; and Duluth, GA facilities. During the quarter ended March 31, 2017, the Company moved its Miami, FL facility to the “Other facilities” line item.

3
9 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total GAAP revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2017	2017	2016	2017	2016
Recognized MRR in the period
Total period revenues (GAAP basis)	$107,868	$105,964	$98,687	$213,832	$193,455
Less: Total period recoveries	(8,774)	(8,361)	(6,168)	(17,135)	(11,603)
Total period deferred setup fees	(2,436)	(2,616)	(2,256)	(5,052)	(4,159)
Total period straight line rent and other	(3,306)	(3,118)	(5,757)	(6,424)	(10,025)
Recognized MRR in the period	93,352	91,869	84,506	185,221	167,668

MRR at period end
Total period revenues (GAAP basis)	$107,868	$105,964	$98,687	$213,832	$193,455
Less: Total revenues excluding last month	(71,262)	(70,939)	(64,520)	(177,226)	(159,288)
Total revenues for last month of period	36,606	35,025	34,167	36,606	34,167
Less: Last month recoveries	(2,872)	(2,760)	(2,805)	(2,872)	(2,805)
Last month deferred setup fees	(822)	(898)	(756)	(822)	(756)
Last month straight line rent and other	(1,221)	(933)	(1,734)	(1,221)	(1,734)
MRR at period end	$31,691	$30,434	$28,872	$31,691	$28,872

3
10 QTS Q2 Earnings 2017	Contact: IR@qtsdatacenters.com